Exhibit 5.1

		New York Northern California Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP Paseo de la Castellana, 41 28046 Madrid	91 768 9600 tel 91 768 9700 fax

November 16, 2017

Banco Bilbao Vizcaya Argentaria, S.A.

Calle Azul, 4

28050 Madrid

Spain

Ladies and Gentlemen:

Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”), a sociedad anónima organized under the laws of the Kingdom of Spain (“Spain”), filed with the Securities and Exchange Commission a Registration Statement on Form F-3 (File No. 333-212729) (the “Registration Statement”) and the related Prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including BBVA’s $1,000,000,000 non-step-up non-cumulative contingent convertible perpetual preferred tier 1 securities (the “Securities”). The Securities are to be issued pursuant to the provisions of the Contingent Convertible Preferred Securities Indenture dated as of September 25, 2017 (the “Base Indenture”) among BBVA and The Bank of New York Mellon, acting through its London Branch, as trustee, paying and conversion agent and principal paying agent, and The Bank of New York Mellon, as contingent convertible security registrar, as modified and supplemented by the First Supplemental Indenture dated as of November 16, 2017 pursuant to which the Securities are to be issued (the “Supplemental Indenture” and, together with the Base Indenture (as modified and supplemented by the Supplemental Indenture), the “Indenture”). The Securities are to be sold pursuant to the Underwriting Agreement (the “Underwriting Agreement”) incorporated by reference in the Pricing Agreement dated November 8, 2017 (together with the Underwriting Agreement, the “Pricing Agreement”) among BBVA and the several underwriters named therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of BBVA that we reviewed were and are accurate and (vi) all representations made by BBVA as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming that the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Pricing Agreement, the Securities (other than the terms thereof governed by Spanish law, as to which we express no opinion) will constitute valid and binding obligations of BBVA, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that BBVA is validly existing as a corporation under the laws of the Kingdom of Spain. In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto. We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law, regulation or public policy or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We express no opinion as to (i) any provisions in the Indenture that purport to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like, (ii) whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Indenture or the Securities or (iii) the effectiveness of any service of process made other than in accordance with applicable law.

We express no opinion as to (i) whether a New York State or United States federal court would render or enforce a judgment in a currency other than U.S. Dollars or (ii) the exchange rate that such a court would use in rendering a judgment in U.S. Dollars in respect of an obligation in any other currency.

We also express no opinion with respect to any provision of the Indenture or the Securities relating to the Spanish Bail-in Power (as such term is defined therein).

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States, except that we express no opinion as to any law, rule or regulation that is applicable to BBVA, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of the Kingdom of Spain, we have relied, without independent inquiry or investigation, on the opinion of J&A Garrigues, S.L.P., Spanish legal counsel for BBVA, to be filed as an exhibit to a report on Form 6-K to be filed by BBVA on the date hereof, and our opinion is subject to the qualifications, assumptions and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by BBVA on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Validity of the Securities” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

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Very truly yours,

/s/ Davis Polk & Wardwell LLP

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